Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Southern First Bancshares, Inc.

We consent to incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 8, 2012, relating to the consolidated financial statements of Southern First Bancshares, Inc. as of December 31, 2011 and 2010, and for each of the years in the three year period ended December 31, 2011, which is included in the December 31, 2011 Form 10-K, and to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina

June 21, 2012